UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2007

RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	34-0-26512	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (441) 295-4513

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2007, RenaissanceRe Holdings Ltd. (the “Company”) entered into a Transition Services Agreement (the “Agreement”) with William I. Riker, the Company’s President and Chief Underwriting Officer.

Pursuant to the Agreement, Mr. Riker has agreed to remain in his current executive officer positions with the Company and in his current officer and director positions with certain subsidiaries of the Company through December 31, 2007, or such earlier date as determined by the Company (the “Transition Date”). Following the Transition Date, Mr. Riker has agreed to serve as a non-officer employee through the earlier of (i) a change in control (as defined in his employment agreement, dated July 19, 2006 filed with the Commission as Exhibit 10.3 to Form 8-K filed on July 21, 2006 (the “Employment Agreement”)) and (ii) August 31, 2008 (the earlier being, the “Termination Date”). Generally, the terms and conditions of the Employment Agreement will continue to govern his employment, subject to any changes set forth in the Agreement.

Prior to the Termination Date, Mr. Riker will continue to be compensated pursuant to the terms of the Employment Agreement, except that, (i) Mr. Riker’s target annual bonus for the Company’s 2007 fiscal year is set at $750,000, and (ii) following the Transition Date, in lieu of the base salary and cash bonus opportunity set forth in the Employment Agreement, he will be entitled to an aggregate amount equal to $900,000, which is payable in substantially equal installments according to the Company’s general payroll practices during the period commencing on the Transition Date and ending on the Termination Date. Any unpaid portion of this payment will be paid to Mr. Riker immediately upon a change in control. On the Termination Date, all unvested “awards” (as defined in the Employment Agreement) will be forfeited. In the event of a change in control prior to the Termination Date, all options that would have vested through August 31, 2008 will vest.

At all times prior to the Termination Date, and for the twelve (12) month period immediately following the Termination Date (the “Severance Term”), Mr. Riker will be subject to the customary noncompete and nonsolicit covenants set forth in the Employment Agreement (the “Restrictive Covenants”). In lieu of any severance payments set forth in the Employment Agreement and subject to Mr. Riker’s compliance with the Restrictive Covenants, Mr. Riker will be entitled to (i) receive an aggregate cash amount equal to $1,771,875 (or $2,025,000 in the event that there is a change in control on or prior to December 31, 2007) payable in substantially equal monthly installments during the Severance Term, and (ii) continued health coverage as set forth in his Employment Agreement. Additionally, upon the expiration of the Severance Term and subject to his compliance with the Restrictive Covenants during such period, Mr. Riker will be entitled to receive a lump-sum amount equal to $560,625 (or $675,000 in the event that there is a change in control on or prior to December 31, 2007).

In the event Mr. Riker cannot fulfill his obligations under the Agreement due to his death or “disability,” or if he is terminated by the Company without “cause,” or he resigns for “good reason” prior to the Transition Date (each as defined in the

Agreement or the Employment Agreement, as applicable), and subject to his compliance with the Restrictive Covenants through the date of such death, disability, or termination, Mr. Riker or his estate, as applicable, will be entitled to receive an amount in cash equal to the total cash payments that would have been payable to Mr. Riker pursuant to the Agreement but for such death, disability, or termination. Additionally, Mr. Riker or his estate, as applicable, will vest in all equity awards held by Mr. Riker prior to such death, disability, or termination that would have vested prior to the Termination Date.

The description of the Agreement contained herein is qualified in its entirety by reference to the Transition Services Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)     Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Transition Services Agreement by and between RenaissanceRe Holdings Ltd. and William I. Riker, dated July 18, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.
Date: July 20, 2007	By:	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein
Title: General Counsel, Corporate Secretary & Chief Compliance Officer

INDEX TO EXHIBITS

Exhibit #	Description
10.1	Transition Services Agreement by and between RenaissanceRe Holdings Ltd. and William I. Riker, dated July 18, 2007.